EXHIBIT 99.1

Investor Relations Contact:
Jennifer Larson
(617) 368-5152

Media Contact:
Jessica Paar
(617) 368-5060

BOSTON BEER APPOINTS NEW SENIOR VICE PRESIDENT, FINANCE

BOSTON, MA (12/18/15) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that on January 4, 2016, Frank H. Smalla will be joining the Company as Senior Vice President, Finance and will be assuming the position of Chief Financial Officer when current Chief Financial Officer William F. Urich steps down from his role in 2016.

Before accepting the offer to assume the position with the Company, Mr. Smalla had been Senior Vice President, Finance for Kraft Food Groups, Inc. of Northfield, Illinois since 2012. Prior to that, Mr. Smalla held a number of senior financial positions at Kraft from 1995-2012, including as Vice President of Finance from 2010-2012.

Martin Roper, President and Chief Executive Officer of the Company, said, “Frank’s experience in managing the finances of a diverse array of business units for a respected food and beverage company will be a great addition to the Company’s leadership team. This is particularly important as our business continues to expand and becomes more complex.”

“I have long admired The Boston Beer Company for its innovation and commitment to brewing quality beers like Samuel Adams,” said Mr. Smalla. “I am delighted that I will be part of the team that develops and implements the Company’s strategies to support its current and future growth.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer.  Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator.  For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.